Exhibit 10.24

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (this "Agreement") is dated as of January 22, 2007, between Aerospace Products International, Inc., a Delaware corporation, 3778 Distriplex Drive North, Memphis, TN 38118 (the "Company"), and Bill L. Reznicek, an individual, U.S. citizen, residing at 1137 Cambridge Road, Coshocton, OH 43812(the "Executive").


                                   WITNESSETH:

          WHEREAS, the Company believes that the Executive will be a valued employee of the Company and wishes to secure his employment with the Company and document the terms of the Executive's employment by the Company, and the Executive wishes to become employed by the Company.

          WHEREAS, the Company also has determined that it is in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of certain key members of the Company's management, including the Executive, to their assigned duties without distraction in uncertain circumstances arising from the possibility of a change in control of the Company.

          NOW, THEREFORE, taking into account the foregoing and in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

I

                                   EMPLOYMENT
                                   ----------

          .1    Employment. The Company employs the Executive and the Executive hereby accepts employment as its Chief Financial Officer (CFO) upon the terms and conditions hereinafter set forth.

          .2    Term. The employment of the Executive by the Company under the terms and conditions of this Agreement will commence on January 22, 2007 and continue, subject to Article IV hereof, for a period of two years, through January 22, 2009 ("Employment Term").

          .3    Executive Duties. As the Chief Financial Officer of the Company,
the Executive shall perform such duties customary to such office as are reasonably requested by and shall report directly to the Company's President and Chief Executive Officer. The Executive agrees to devote his full business time (with allowances for vacations and sick leave) and attention and best efforts to the affairs of the Company and its parent, subsidiaries and affiliates during the Employment Term. Executive shall not, while an employee of the Company, directly or indirectly, be engaged (including as a stockholder owning more than five (5) percent of a company's stock, proprietor, general partner, limited partner, trustee, consultant, employee, director, officer, lender, investor or otherwise) in any business or activity that is competitive with that of the Company, its parent or any of its subsidiaries, or affiliates.

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II

                            COMPENSATION AND BENEFITS
                            -------------------------

          .1    Base Salary. During the Employment Term, the Company shall pay to the Executive an annualized base salary of One Hundred Seventy Thousand Dollars ($170,000) per year (the "Base Salary"), payable in substantially equal biweekly installments of Six Thousand Five Hundred Thirty Eight Dollars and Forty Six Cents ($6538.46). The Company will review annually and may, but is not required to, in the sole discretion of the Board of Directors of the Company, increase such Base Salary in light of the Executive's performance, inflation in cost of living, or other factors. The Company shall not decrease Executive's Base Salary during the Employment Term unless other Executive Base Salaries have been reduced as part of a program to increase profitability and cash flow.


          .2    Signing Bonus. The Executive shall be paid Signing Bonus of
Twenty Thousand Dollars ($20,000) on the date of his first biweekly salary payment after the commencement of the Employment Term. Should the Executive leave the company prior to 24 months, the Executive shall reimburse a pro-rated monthly amount to the company. For example, if the Executive leaves in 12 months, the Executive shall reimburse 1/2 of the bonus.


          .3    Benefits. During the Employment Term, the Executive shall be permitted to participate in and be covered under any and all such performance bonus, profit sharing, and other compensation plans, and such medical, dental, disability, life, and other insurance plans, as are generally available to other employees of the Company in similar employment positions, subject to meeting applicable eligibility requirements (collectively referred to herein as the "Company Benefit Plans"). The award, amounts, and terms and conditions of all of all bonuses and other Company Benefit Plans shall be determined from time to time at the sole discretion of the Board of Directors.


          .4    Reimbursement of Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.


          .5    Relocation Expenses. The Company will assist in your moving expense not to exceed $30,000. We will allow a period of 24 months for relocation completion. With respect to your relocation to the Memphis area, the Company offers you the following package: Below are examples of expenses that can apply toward the 30k limit.

House hunting trip for you, your spouse and your child not to exceed 5 days. Reimbursable expenses include airfare, rental car, hotel and meal expenses.

Reimbursement of reasonable and customary expenses for all business travel between the start of your employment and your move to the Memphis area. Such expenses include rental car, hotel and meals. (The Company will be happy to assist you to help minimize these costs.)

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Reimbursement of reasonable and customary closing costs related to the purchase of a comparably valued home in the Memphis area, excluding points and commissions. In order to be reimbursed for closing costs, you must close within one year of your start date with API.

Reimbursement of household moving expenses; In order to be reimbursed for moving expenses, you must submit expense reports for all such expenses, including receipts, to Employee Services.

          Vacation and Holidays. The Executive shall be entitled to an annual vacation leave of three (3) weeks at full pay or such greater vacation benefits as may be provided for by the Company's vacation policies applicable to senior executives of the Company. Up to a maximum of one week of vacation time may be accumulated and carried over from one year to the next. Such carried over vacation time is not to exceed one week cumulatively. Executive shall be entitled to such holidays as are established by the Company for all employees.

III

               CONFIDENTIALITY NONDISCLOSURE AND NON-COMPETITION
               -------------------------------------------------

          .1    Confidentiality. Executive shall not, during Executive's
employment by the Company or for a period of seven (7) years thereafter, at any time disclose, directly or indirectly, to any person or entity or use for Executive's or any other person's or entity's benefit any trade secrets or confidential information relating to the Company's, its parent's, subsidiaries' or affiliates' businesses, operations, marketing data, business plans, strategies, technology employees, products, prices, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or its parent, subsidiaries or affiliates or any of their respective clients, customers, suppliers, consultants, or licensees, known, learned, or acquired by Executive during the period of Executive's employment by the Company (collectively "Confidential Information"), except as may be necessary in the ordinary course of performing Executive's particular duties as an employee of the Company. or with the Company's approval.

          .2    Return of Confidential and Other Material. Executive shall promptly deliver to the Company on termination of Executive's employment with the Company, whether or not for Cause, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, rolodexes, computer equipment like PC, laptop, Blackberry, and PDA, computer files and records, Confidential Information and any other documents of a confidential or non-confidential nature belonging to the Company or its parent, subsidiaries or affiliates, including all copies of such materials which Executive may then possess or have under Executive's control and any notes of Executive relating thereto whether in print-based or electronic media. Upon termination of Executive's employment by the Company, Executive shall not retain any document, data, or other material of any nature containing or pertaining to the Confidential Information of the Company or its parent, subsidiaries or affiliates.

          .3    Prohibition on Solicitation of Customers. During Executive's
employment by the Company, and for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person's or entity's contractual and/or business relationship with the Company or its parent, subsidiaries or affiliates, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. None of the foregoing shall be deemed a waiver of any rights and remedies the Company may have under applicable statutory or common law.

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          .4    Prohibition on Solicitation of Employees, Agents or Independent
Contractors Termination. During Executive's employment by the Company and for a period of twelve (12) months thereafter, Executive will not solicit to leave the employ of the Company or its parent, subsidiaries or affiliates any person who is, or who within 180 days before the termination of Executive's employment had been, an employee, agent, or independent contractor of the Company or its parent, subsidiaries or affiliates. None of the foregoing shall be deemed a waiver of any rights and remedies the Company may have under applicable statutory or common law.

          .5    Non-Competition. During the Term of Executive's employment by the Company, and thereafter until the later of: (i) six months after termination of Executive's employment for any reason, or (ii) the last date on which Executive is receiving severance benefits or other benefits pursuant to this Agreement, he shall not, directly or indirectly, be engaged (including as a stockholder, proprietor, general partner, limited partner, trustee, consultant, employee, director, officer, lender, investor or otherwise) in any business or activity that is competitive with that of the Company, its parent or any of its subsidiaries, or affiliates, provided however that Executive may own any securities of any entity which is engaged in such business and is publicly owned or traded but in an amount not to exceed at any one time five per cent (5%) outstanding of any class of stock or securities of such entity.

          .6    Right to Injunctive and Equitable Relief. Executive's
obligations not to disclose or use "Confidential Information" and to refrain from the solicitations and not to compete described in this Article III are of a special and unique character. The Company and its parent, subsidiaries and affiliates cannot be reasonably or adequately compensated for damages in an action at law in the event Executive breaches such obligations. Therefore, Executive expressly agrees that the Company and its parent, subsidiaries and affiliates shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company or its parent, subsidiaries or affiliates may possess or be entitled to pursue - under applicable statutory or common law.

                Furthermore, the obligations of Executive and the rights and remedies of the Company and its parent, subsidiaries and affiliates under this
Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable statutory or common law. The parties agree that all of the parent, subsidiaries and affiliates of the Company shall be third party beneficiaries of this Article III and be entitled to enforce directly against Executive the provisions of this Article III to the extent that shall be related to the businesses of such parent, subsidiaries or affiliates.

          .7    Acknowledgement of Company Policies. Executive agrees to read, execute and observe the terms of the API Code of Ethics, Confidentiality and Nondisclosure Agreement, and such other standard Company policy forms relating to ethics, confidentiality, non-solicitation, or business practices as may be required to be executed from time to time by the other employees of the Company in similar employment positions (the "Company Policies"), except that Executive shall not be required to execute any agreement or policy form containing a post-employment restriction on the solicitation of customers or a post-employment prohibition on competition that contains a restriction period which extends longer than the restriction period specified in the then-current terms of his Executive Employment Agreement. The executive acknowledges that he has not and will not bring or transfer any confidential materials from Executive's prior employers. In the event of any conflict between the terms of the Company Policies and the terms of this Agreement, the terms of the Company Policies shall be controlling, except that with respect to a post-employment

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restriction on the solicitation of customers or a post-employment prohibition on competition, if the restriction period specified in the then-current terms of the Executive Employment Agreement is longer than the corresponding period set forth in the Company Policy, the Executive Employment Agreement restrictive period shall control.

          .8    Survival of Obligations. Executive agrees that the terms of this
Article III and Article V hereof shall survive the term of this Agreement and the termination of Executive's employment by the Company.


IV

                                   TERMINATION

          .1    Definitions. For purposes of this Article IV, the following definitions shall be applicable to the terms set forth below:

                (a) Cause. "Cause" shall mean only the following: (i) continued failure by the Executive after receipt of written notice thereof to perform his duties hereunder or those duties which may, from time to time, be reasonably requested by the Chief Executive Officer of the Company (other than such failure resulting from the Executive's incapacity due to injury or physical or mental incapacity), as determined by the Board of Directors in their reasonable discretion;
          (ii) misconduct by the Executive which is materially injurious to the Company; (iii) conviction of or pleading no contest to a felony or crime of moral turpitude; (iv) habitual drunkenness or drug use by the Executive; (v) failure to uphold the policies of the Company and/or action by the Executive beyond the scope of his authority, as such scope is set by the Chief Executive Officer of the Company from time to time; (vi) a material breach of this Agreement by the Executive.

                (b) Disability. "Disability" shall mean an injury or a physical or mental incapacity as a result of which the Executive becomes unable to continue the proper performance of his duties hereunder (reasonable absences because of injury or sickness for up to three (3) consecutive months excepted). A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

                (c) Good Reason. "Good Reason" shall mean (i) a material breach of this agreement by the Company or (ii) the material reduction in Executive's responsibilities or duties.

          .2    Termination by Company.

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                (a) The Executive's employment hereunder may be terminated by the Company immediately for Cause.

                (b) Subject to the provisions contained in Article IV(.3)(b) of this Agreement, the Company may, at its sole discretion, terminate this Agreement at any time for any reason other than Cause upon thirty
          (30) days' written notice to Executive. The effective date of termination ("Effective Date") shall be considered to be thirty (30) days subsequent to written notice of termination; however, the Company may elect to have Executive leave the Company and its subsidiaries immediately upon issuance of the aforementioned written notice.

          .3 Severance Benefits Received Upon Termination by Company.

                (a) If at any time the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his Base Salary prorated through the end of the month during which such termination occurs plus payment for any vacation earned but not taken, and the Company shall thereafter have no further obligations under this Agreement to the Executive or his family, beneficiaries or estate; provided, however, that the Company will continue to honor any obligations that may have been accrued and vested under then existing Company Benefit Plans or any other written and duly authorized agreements or arrangements applicable to the Executive.

                (b) If at any time the Executive's employment is terminated by the Company without Cause or as a result of Disability, then the Company shall provide severance payments on the following terms: after the Executive executes the Company's standard form of Separation Agreement, the Executive will be paid severance in an amount equal to six (6) months' Base Salary prorated upon the Executive's current annualized Base Salary in effect on the date of termination to be paid over a six month period co-incident with the Company's regularly scheduled bi-weekly payroll, plus payment for any vacation earned but not taken. This payment shall be in lieu of any amounts otherwise due to the Executive under the Company's policy for severance benefits, unless the Company's policy for severance benefits would provide greater benefits to the Executive in which case Executive shall be entitled to the payment called for in this Article IV.3(b) and any additional or greater benefit he would be entitled to under the Company's policy for severance benefits. In addition, the Company will continue to honor any obligations that may have been accrued and vested under then existing Company Benefit Plans or any other written and duly authorized agreements or arrangements applicable to the Executive. The company will also provide the Executive with such insurance coverage as is then required by COBRA or any similar then applicable law.

                (c) If Executive's employment is terminated due to death, then the Company shall pay to Executive's primary beneficiary a Severance of bi-weekly installments of Base Salary co-incident with the regularly scheduled Company payroll, in the bi-weekly amount which was in effect on the date of death, such bi-weekly payments to be made until the earlier date of: (i) receipt by such beneficiary of life insurance benefits provided under any Company Benefit Plan; or (ii) 180 days after the date of death. The Company shall also pay the Executive's primary beneficiary for any accrued and unused vacation

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          accumulated by the Executive at the time of his death and provide
          Executive's family with such insurance coverage as is then required by COBRA or any similar then applicable law. In addition, the Company will continue to honor any obligations that may have been accrued and vested under then existing Company Benefit Plans or any other written and duly authorized agreements or arrangements applicable to Executive.

          .4    Termination by Executive for Good Reason.

                Executive may at any time terminate his employment hereunder immediately for Good Reason. If the Executive's employment is terminated by the Executive for Good Reason, the Executive shall be entitled to receive the payments and benefits called for in Article IV .3(b).

          .5    Termination by Executive Without Good Reason.

                Executive may at any time terminate his employment hereunder for any reason other than Good Reason upon 30 days written notice to the Company. On or before the last day of his employment, the Company shall make the payment provided for in Article IV .3(a) hereof and no further payments shall be required to be made by the Company to the Executive.

          .6    No Obligation to Mitigate Damages; No Effect on Other
          Contractual Rights.

                (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

                (b) The provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Company Benefit Plan or other contract, plan or arrangement.

          .7    Notwithstanding any inference to the contrary, the benefits payable to the Executive in accordance with this Section IV shall not include bonus or other incentive compensation awards based upon performance. Bonus or other incentive compensation are at the sole discretion of the board of directors and shall only be paid to Executive if such compensation is paid in accordance with the Company's award payment policies applicable to employees of the Company in similar employment positions on or prior to the date of termination of Executive's employment.

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V

                               GENERAL PROVISIONS
                               ------------------

          .1    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by Federal Express or similar priority mail service, or United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:                               With a copy to Company Counsel:
Aerospace Products International  FAvS                 Frederick Green, Esq.
                                  Michael Culver       Weil Gotshal & Manges
3778 Distriplex Drive North       15 Riverside Ave.    767 Fifth Avenue
Memphis, TN 38118                 Westport, CT         New York, NY  10153
Telephone:  (901) 375-4501        (203) 291-3300       Telephone: (212) 310-8524
Fax:  (901) 375-2603              (203) 291-3330 fax   Fax:  (212) 310-8007

If to the Executive:
Bill Reznicek
1137 Cambridge Road
                   ---------------------
Coshocton, OH 43812
                   ---------------------

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          .2    No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          .3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to conflicts of law principles. Executive hereby agrees to submit to the exclusive jurisdiction of the courts in and of the State of Tennessee, and consents that service of process with respect to all courts in and of the State of Tennessee may be made by registered mail to Executive at his address for notices specified herein.

          .4    Severability or Partial Invalidity. The invalidity or
unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          .5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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          .6    Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with each separate cause of action asserted in such action or proceeding.

          .7    Entire Agreement. This Agreement constitutes the entire
agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

          .8    Assignment. This Agreement and the rights, duties, and
obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party. Notwithstanding the foregoing provisions of this Section V.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company's obligations under this Agreement.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AEROSPACE PRODUCTS INTERNATIONAL INC.
a Delaware corporation


/s/ Aaron P. Hollander
----------------------
Name:  Aaron P. Hollander
Title: Chief Executive Officer


/s/ Bill Reznicek
----------------------
Name:  Bill Reznicek
Title: Vice President and Chief Financial Officer


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